Exhibit 99.1

Alico, Inc. Announces Financial Results for the Third Quarter and Nine Months Ended June 30, 2023

Fort Myers, FL, August 3, 2023 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the third quarter of fiscal year 2023 and the nine months ended June 30, 2023, the highlights of which are as follows:

•
Company reports net income attributable to Alico, Inc. common stockholders of $11.8 million and EBITDA of $18.8 million for the third fiscal quarter of 2023. The Company reports adjusted net (loss) attributable to Alico, Inc. common stockholders of ($5.6) million and Adjusted EBITDA of ($1.3) million for the third fiscal quarter of 2023.
•
Box production is down from the previous year due to greater fruit drop from the impacts of Hurricane Ian.
•
The Company has received approximately $21.7 million in crop insurance proceeds through July 31, 2023, of which approximately $21.4 million were received through June 30, 2023.
•
Ranch land sales continued during the third quarter, with the Company selling approximately 548 acres to a third party for approximately $2.7 million in gross proceeds.
•
The Company has approximately $76.8 million of undrawn credit available under its two lines of credit as of June 30, 2023.
•
Balance sheet remains strong with a working capital ratio of 3.10 to 1.00.

Results of Operations

For the nine months ended June 30, 2023, the Company reported net income attributable to Alico common stockholders of approximately $0.9 million, compared to net income attributable to Alico common stockholders of approximately $33.5 million for the nine months ended June 30, 2022. For the nine months ended June 30, 2023, the Company had earnings of $0.12 per diluted common share, compared to earnings of $4.44 per diluted common share for the nine months ended June 30, 2022. This was primarily due to (i) the timing of the gains on sale of real estate, property and equipment and assets held for sale; (ii) a decrease in the gross profit primarily due to the lower revenue as a result of the reduced fruit production due to the accelerated fruit drop caused by the impacts of Hurricane Ian; and (iii) receipt of Hurricane Ian insurance proceeds. In addition, the Company experienced cost increases in fertilizer, herbicide, labor, and fuel in maintaining its groves. These cost increases, coupled with lower box production for both the Early and Mid-Season and the Valencia harvest, resulted in a higher cost of sales per box as compared to the same period in the prior year. When both periods are adjusted for certain items, including gains on sale of real estate, federal relief proceeds from the 2017 Hurricane Irma and 2022 Hurricane Ian insurance proceeds and net realizable value adjustment, the Company had an adjusted net (loss) of ($3.19) per diluted common share for the nine months ended June 30, 2023, compared to an adjusted net (loss) of ($0.39) per diluted common share for the nine months ended June 30, 2022.

For the nine months ended June 30, 2023, the Company earned EBITDA of $16.5 million, compared to $51.9 million for the nine months ended June 30, 2022. Adjusted EBITDA for the nine months ended June 30, 2023 and June 30, 2022 was approximately ($12.5) million and $10.4 million, respectively.

These financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company’s gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended June 30,			Nine Months Ended June 30,
	2023	2022	Change	2023	2022	Change

Net income attributable to Alico, Inc. common stockholders	$11,832	$2,706	$9,126	$895	$33,539	$(32,644)
Earnings per diluted common share	$1.56	$0.36	$1.20	$0.12	$4.44	$(4.32)
EBITDA (1)	$18,789	$8,370	$10,419	$16,504	$51,921	$(35,417)
Adjusted EBITDA (1)	$(1,286)	$2,762	$(4,048)	$(12,523)	$10,423	$(22,946)
Net cash provided by (used in) operating activities	$6,492	$1,994	$4,498	$(618)	$10,792	$(11,410)

(1) “EBITDA” and “Adjusted EBITDA” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures presented in this release to their most directly comparable GAAP measures.

Alico Citrus Division Results

Citrus production for the three and nine months ended June 30, 2023 and 2022 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended				Nine Months Ended
	June 30,		Change		June 30,		Change
	2023	2022	Unit	%	2023	2022	Unit	%
Boxes Harvested:
Early and Mid-Season	—	—	—	—%	979	2,175	(1,196)	(55.0)%
Valencias	415	1,391	(976)	(70.2)%	1,669	3,274	(1,605)	(49.0)%
Total Processed	415	1,391	(976)	(70.2)%	2,648	5,449	(2,801)	(51.4)%
Fresh Fruit	1	—	1	NM	41	88	(47)	(53.8)%
Total	416	1,391	(975)	(70.1)%	2,689	5,537	(2,848)	(51.4)%

Pound Solids Produced:
Early and Mid-Season	—	—	—	—%	4,586	11,034	(6,448)	(58.4)%
Valencias	2,142	7,975	(5,833)	(73.1)%	8,702	17,756	(9,054)	(51.0)%
Total	2,142	7,975	(5,833)	(73.1)%	13,288	28,790	(15,502)	(53.8)%

Pound Solids per Box
Early and Mid-Season	—	—	—	—%	4.68	5.07	(0.39)	(7.7)%
Valencias	5.16	5.73	(0.57)	(9.9)%	5.21	5.42	(0.21)	(3.9)%

Price per Pound Solids:
Early and Mid-Season	$—	$—	$—	—%	$2.61	$2.56	$0.05	2.0%
Valencias	$2.83	$2.71	$0.12	4.4%	$2.76	$2.67	$0.09	3.4%

NM = Not meaningful

For the nine months ended June 30, 2023, Alico Citrus harvested approximately 2.7 million boxes of fruit, a decrease of approximately 51% from the same period in the prior fiscal year. The decrease was primarily due to a reduction in both the Early and Mid-Season harvest and the Valencia harvest. After the completion of the harvest season the Early and Mid-Season crop was down 55% in boxes harvested, as compared to the prior year, and the Valencia crop was down 49%, as compared to the same period in the prior year. The overall decrease in the number of boxes harvested and revenues generated from the Early and

Mid-Season and Valencia fruit for the 2023 harvest, as compared to the 2022 harvest, is primarily due to the increased rate of fruit drop caused by the impact of Hurricane Ian. The Company’s average realized/blended price per pound solids for the nine months ended June 30, 2023 increased by approximately 3.0%, as compared to the prior year period.

Land Management and Other Operations Division Results

Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division decreased for the nine months ended June 30, 2023 by $0.2 million, compared to the nine months ended June 30, 2022. This decrease was primarily driven by timing of the revenues related to mining operations, as well as a reduction in the leased acreage relating to grazing and hunting leases, due to the sale of certain acres which were previously included under these lease arrangements, thus resulting in fewer acres now being leased under these grazing and hunting leases.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “The 2022-2023 citrus harvest season has been a difficult one for Alico, because of the impacts from Hurricane Ian last September, but we are looking forward to the upcoming season with guarded optimism. Historically, it has taken two or more seasons for citrus production to recover from such a devastating storm, but our consistent grove caretaking practices, combined with the new citrus greening therapy we began to apply this year, gives us confidence that Alico’s production will substantially increase for the 2023-24 citrus harvest season, as compared to the 2022-23 citrus harvest season. Of the millions of trees we planted beginning in 2017, many are now mature enough to produce meaningful quantities of fruit this season and help support a level of expectation for a better upcoming harvest for Alico.

“The overall decrease in box production for Alico was 51.4% for the 2022-2023 harvest season vs. the prior year. Although this is better than the 61.5% decrease in box production for the overall Florida orange crop forecasted by the USDA, as compared to the same period in the prior year, this lower level of production was insufficient to support our operating cash flow requirements. However, Alico had the balance sheet strength to weather this temporary impact to our business.

“We maintain crop insurance and property and casualty insurance on all of our groves, and through June 30, 2023 have received approximately $22.2 million in insurance proceeds, with the remaining $0.3 million of crop insurance proceeds received in July 2023. The Consolidated Appropriations Act, which was passed into law in December 2022, has federal funds earmarked for disaster relief. We hope that these funds eventually follow the funding mechanism previously established for the disbursement of the Hurricane Irma relief funds. We continue to support Florida Citrus Mutual, our industry trade group, and government agencies as they work to finalize federal relief programs available under the Act; however, we cannot determine the amount, if any, of federal relief the Company may be eligible for related to the damage Hurricane Ian caused us.

“We began treating our trees in January 2023 with the new application of an oxytetracycline product (“OTC”) via trunk injections as a citrus greening therapy following its approval by the Florida Department of Agriculture and Consumer Services in October 2022. This application has been utilized in citrus, apple and other crops. Through June 30, 2023, we have treated over 35% of our trees with OTC, which is expected to mitigate some of the impacts of citrus greening and is expected to decrease the rate of fruit drop, as well as improve fruit quality. The extent of any benefit of the OTC application therapy will not be measurable until the completion of the fiscal year 2024 harvest.”

Mr. Kiernan continued, “Currently, Alico expects that pricing next season will be in line with the past season. We have the majority of our fruit under contract for the 2023-2024 harvest season and have extended one of our contracts with Tropicana that recently expired. The two-year extension is through the 2024-2025 harvest season, with improved pricing. Although Alico is not making any financial projections for the next fiscal year at this time, we are observing lower market prices for some of our required fertilizer and chemicals. Labor and fuel remain critical resources for us, and although we utilize both as efficiently as possible in our daily operations, inflation over the past few years has increased the base level of those operating expenses. Our relationships with our lenders remain strong and we have $76.8 million of undrawn capacity under a revolving line of credit, which matures in November 2029, and a working capital line of credit, which matures in November 2025, to provide ample liquidity as Alico recovers from Hurricane Ian.

“Through June 30, 2023 we have sold approximately 1,436 acres of ranch land, for net proceeds of approximately $7.6 million. The Company is actively engaged with interested third parties on certain parcels of additional ranch land at prices we continue to believe are competitive. Also, in the current fiscal year we closed on two very small citrus grove purchases that are contiguous with one of our groves.”

Mr. Kiernan concluded, “Our work with land-use planning professionals to optimize the long-term potential value for our real assets is expected to conclude later this calendar year. Alico wants to provide investors with the benefits and stability of conventional agriculture investment, with the enhanced optionality that comes through active land management.”

Other Corporate Financial Information

General and administrative expense for the nine months ended June 30, 2023 was approximately $8.1 million, compared to approximately $7.7 million for the nine months ended June 30, 2022. The increase was primarily due to an increase in legal and professional fees of approximately $0.4 million, as compared to the same period in the prior year.

Other income (expense), net for the nine months ended June 30, 2023 and 2022 was approximately $3.8 million and approximately $38.2 million, respectively. The decrease in other income, net, is primarily due to gains on sale of real estate, property and equipment and assets held for sale of approximately $7.4 million relating to the sale during the nine months ended June 30, 2023 of approximately 1,436 acres, in the aggregate, from the Alico Ranch to several third parties. By comparison, gains on sale of real estate, property and equipment and assets held for sale of approximately $40.8 million arose from the sale during the nine months ended June 30, 2022 of approximately 9,418 acres, in the aggregate, from the Alico Ranch to several third parties. Additionally, an increase in interest expense of approximately $1.0 million for the nine months ended June 30, 2023, as compared to the nine months ended June 30, 2022, was the result of an increase in borrowings under the WCLC, and an increase in interest rates on its variable rate term debt and the variable rate interest on the WCLC.

Dividend

On July 14, 2023 the Company paid a third quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of June 30, 2023.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•
The Company’s working capital was approximately $32.3 million at June 30, 2023, representing a 3.10 to 1.00 ratio.
•
The Company maintains a solid debt-to-equity ratio. At June 30, 2023, September 30, 2022, and September 30, 2021, the ratios were 0.49 to 1.00, 0.45 to 1.00, and 0.50 to 1.00, respectively.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our future results of operations and financial position, the Company’s eligibility for future federal relief, pursuit of opportunistic land sales, recovery timeline for our groves, impact of OTC on our rate of fruit drop and fruit quality, business strategy, plans and objectives of management for future operations or any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “will,” “should,” “expects,” “plans,” ,”hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change; damage and loss to our citrus groves from disease including but not limited to citrus greening and citrus canker; hurricanes and tropical storms given our geographic concentration in Florida; any adverse event affecting our citrus business; our ability to maintain our market share in a highly competitive business; future citrus production estimates; our dependency on our relationship with Tropicana and Tropicana’s relationship with certain third parties; heightened risks as a result of the sale of a majority of ownership of Tropicana to a French private equity firm; supply and demand pricing; development and execution of our strategic growth initiatives; product contamination and product liability claims; water use regulations restricting our access to water; changes in immigration laws; risks associated with acquisition of additional agricultural assets and other businesses; adverse impacts from dispositions of our assets; harm to our reputation; tax risks associated with a “Section 1031 Exchange”; undertaking one or more significant corporate transactions; seasonality of our citrus business; significant competition in our agricultural operations; fluctuations in our earnings as a result of market supply and prices and demand for our products; climate change, or legal, regulatory or market measures to address climate change and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; any weakness or instability in the real estate industry; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies, including as a result of restatement of our financial statements as of September 30, 2021, and the end of certain quarterly periods; the impact of any restatements and any resulting investigations, legal or administrative proceedings; the effect of inflation on our operations, including as a result of the conflict in Ukraine; increased costs as a result of being a public company; system security risks; the COVID-19 pandemic; any harm by natural disasters or epidemics; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and risks related with repurchases; and the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2022 (the “2022 Annual Report on Form 10-K”) and in our Quarterly Reports on Form 10-Q. Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(239) 226-2060

InvestorRelations@alicoinc.com

Perry Del Vecchio

Chief Financial Officer

(239) 226-2000

pdelvecchio@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	September 30,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,592	$865
Accounts receivable, net	4,363	324
Inventories	38,833	27,682
Income tax receivable	1,046	1,116
Assets held for sale	130	205
Prepaid expenses and other current assets	1,731	1,424
Total current assets	47,695	31,616
Property and equipment, net	368,290	372,479
Goodwill	2,246	2,246
Other non-current assets	2,895	2,914
Total assets	$421,126	$409,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,063	$3,366
Accrued liabilities	5,428	9,062
Long-term debt, current portion	2,098	3,035
Other current liabilities	800	1,062
Total current liabilities	15,389	16,525
Long-term debt:
Principal amount, net of current portion	102,791	103,661
Less: deferred financing costs, net	(653)	(748)
Long-term debt less current portion and deferred financing costs, net	102,138	102,913
Lines of credit	17,910	4,928
Deferred income tax liabilities, net	35,755	35,589
Other liabilities	282	435
Total liabilities	171,474	160,390
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,605,189 and 7,586,995 shares outstanding at June 30, 2023 and September 30, 2022, respectively	8,416	8,416
Additional paid in capital	20,011	19,784
Treasury stock, at cost, 810,956 and 829,150 shares held at June 30, 2023 and September 30, 2022, respectively	(27,444)	(27,948)
Retained earnings	243,245	243,490
Total Alico stockholders' equity	244,228	243,742
Noncontrolling interest	5,424	5,123
Total stockholders' equity	249,652	248,865
Total liabilities and stockholders' equity	$421,126	$409,255

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Operating revenues:
Alico Citrus	$6,712	$25,533	$37,917	$89,313
Land Management and Other Operations	572	405	1,249	1,603
Total operating revenues	7,284	25,938	39,166	90,916
Operating expenses:
Alico Citrus	(8,322)	24,489	33,493	83,365
Land Management and Other Operations	104	138	300	430
Total operating expenses	(8,218)	24,627	33,793	83,795
Gross profit	15,502	1,311	5,373	7,121
General and administrative expenses	2,930	2,557	8,106	7,679
Income (loss) from operations	12,572	(1,246)	(2,733)	(558)
Other income (expense), net:
Interest expense	(1,196)	(854)	(3,618)	(2,625)
Gain on sale of real estate, property and equipment and assets held for sale	2,605	5,755	7,368	40,804
Other income, net	14	9	44	19
Total other income, net	1,423	4,910	3,794	38,198
Income before income taxes	13,995	3,664	1,061	37,640
Income tax provision	1,923	1,002	306	4,281
Net income	12,072	2,662	755	33,359
Net (income) loss attributable to noncontrolling interests	(240)	44	140	180
Net income attributable to Alico, Inc. common stockholders	$11,832	$2,706	$895	$33,539
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$1.56	$0.36	$0.12	$4.44
Diluted	$1.56	$0.36	$0.12	$4.44
Weighted-average number of common shares outstanding:
Basic	7,605	7,570	7,599	7,551
Diluted	7,605	7,589	7,599	7,561

Cash dividends declared per common share	$0.05	$0.50	$0.15	$1.50

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended June 30,
	2023	2022
Net cash (used in) provided by operating activities:
Net income	$755	$33,359
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	11,685	11,476
Debt issue costs expense	106	214
Gain on sale of real estate, property and equipment and assets held for sale	(7,368)	(40,804)
Loss on disposal of long-lived assets	5,535	2,228
Inventory net realizable value adjustment	1,616	—
Deferred income tax provision (benefit)	166	(4,758)
Stock-based compensation expense	731	934
Other	(4)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,039)	1,509
Inventories	(12,767)	4,376
Prepaid expenses	(307)	(428)
Income tax receivable	70	3,233
Other assets	315	(556)
Accounts payable and accrued liabilities	3,355	(3,618)
Income taxes payable	—	3,138
Other liabilities	(467)	489
Net cash (used in) provided by operating activities	(618)	10,792

Cash flows from investing activities:
Purchases of property and equipment	(12,923)	(15,112)
Acquisition of citrus groves	(77)	(136)
Net proceeds from sale of real estate, property and equipment and assets held for sale	7,583	42,718
Notes receivable	(570)	—
Change in deposits on purchase of citrus trees	269	65
Net cash (used in) provided by investing activities	(5,718)	27,535

Cash flows from financing activities:
Repayments on revolving lines of credit	(51,953)	(46,470)
Borrowings on revolving lines of credit	64,935	46,470
Principal payments on term loans	(1,807)	(18,839)
Capital contribution received from noncontrolling interest	441	—
Exercise of stock options	—	465
Dividends paid	(4,553)	(11,310)
Net cash provided by (used in) financing activities	7,063	(29,684)

Net increase in cash and cash equivalents and restricted cash	727	8,643
Cash and cash equivalents and restricted cash at beginning of the period	865	886

Cash and cash equivalents and restricted cash at end of the period	$1,592	$9,529

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022

Net income attributable to common stockholders	$11,832	$2,706	$895	$33,539
Interest expense	1,196	854	3,618	2,625
Income tax provision	1,923	1,002	306	4,281
Depreciation, depletion, and amortization	3,838	3,808	11,685	11,476
EBITDA	18,789	8,370	16,504	51,921
Non-GAAP Adjustments:
Employee stock compensation expense(1)	61	147	281	429
Inventory net realizable value adjustment	—	—	1,616	—
Federal relief proceeds - Hurricane Irma	(49)	—	(1,315)	(1,123)
Insurance proceeds - Hurricane Ian	(17,482)	—	(22,241)	—
Gain on sale of real estate, property and equipment and assets held for sale	(2,605)	(5,755)	(7,368)	(40,804)
Adjusted EBITDA	$(1,286)	$2,762	$(12,523)	$10,423

(1) Includes stock compensation expense for current executives, senior management and other employees.

Adjusted (Loss) Income Per Diluted Common Share
(in thousands)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022

Net income attributable to common stockholders	$11,832	$2,706	$895	$33,539
Non-GAAP Adjustments:
Employee stock compensation expense(1)	61	147	281	429
Federal relief proceeds - Hurricane Irma	(49)	—	(1,315)	(1,123)
Inventory net realizable value adjustment	—	—	1,616	—
Insurance proceeds - Hurricane Ian	(17,482)	—	(22,241)	—
Gain on sale of real estate, property and equipment and assets held for sale	(2,605)	(5,755)	(7,368)	(40,804)
Tax impact(2)	2,670	1,340	3,861	5,040
Adjusted net (loss) attributable to common stockholders	$(5,573)	$(1,562)	$(24,271)	$(2,919)

Diluted common shares	7,605	7,589	7,599	7,561

Adjusted net (loss) per diluted common share	$(0.73)	$(0.21)	$(3.19)	$(0.39)

(1) Includes stock compensation expense for current executives, senior management and other employees.
(2) Benefit in the nine-month period ended June 30, 2022 is the result of a charitable contribution related to a sales transaction with the State of Florida.

In addition to the GAAP financial measures, Alico utilizes the EBITDA, Adjusted EBITDA, and Adjusted Net (Loss) Income per Diluted Common Share which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net (Loss) Income per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net (Loss) Income per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.